CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2/A of and to the use of our report dated December 27, 2022 on the financial statements of Nomura Alternative Income Fund as of December 14, 2022. Such financial statements appear in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 10, 2023